Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Amkor Technology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.
PricewaterhouseCoopers LLP
Phoenix, Arizona
February 25, 2008